Exhibit 12.1

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	Year Ended December 31,
	2016	2015	2014	2013	2012
Fixed Charge Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$110,474	128,431	158,823	54,282	37,354
Add: fixed charges	98,190	113,697	120,963	119,264	120,534
Add: distributed income of equity investees	50,361	46,646	42,767	45,377	44,809
Subtract: capitalized interest	(3,482)	(6,740)	(7,142)	(6,078)	(3,686)
Subtract: preference security dividend requirements of consolidated subsidiaries	—	—	—	—	(404)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(301)	(764)	(471)	(323)	(112)
Total earnings	$255,242	281,270	314,940	212,522	198,495

Fixed Charges:
Interest expensed and capitalized	$94,018	109,602	116,067	113,799	114,198
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,355	1,350	1,776	2,887	3,292
Estimate of the interest within rental expense	2,817	2,745	3,120	2,577	2,639
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	404
Total fixed charges	$98,190	113,697	120,963	119,263	120,533

Ratio of earnings to fixed charges	2.6	2.5	2.6	1.8	1.6

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings
(in thousands)

	Year Ended December 31,
	2016	2015	2014	2013	2012
Combined Fixed Charges and Preference Dividends Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$110,474	128,431	158,823	54,282	37,354
Add: fixed charges	119,252	134,759	142,025	140,325	143,787
Add: distributed income of equity investees	50,361	46,646	42,767	45,377	44,809
Subtract: capitalized interest	(3,482)	(6,740)	(7,142)	(6,078)	(3,686)
Subtract: preference dividends	(21,062)	(21,062)	(21,062)	(21,062)	(23,658)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(301)	(764)	(471)	(323)	(112)
Earnings	$255,242	281,270	314,940	212,521	198,494

Fixed Charges and Preference Dividend Data:
Interest expensed and capitalized	$94,018	109,602	116,067	113,799	114,198
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,355	1,350	1,776	2,887	3,292
Estimate of the interest within rental expense	2,817	2,745	3,120	2,577	2,639
Preference dividends	21,062	21,062	21,062	21,062	23,658
Total fixed charges and preference dividends	$119,252	134,759	142,025	140,325	143,787

Ratio of combined fixed charges and preference dividends to earnings	2.1	2.1	2.2	1.5	1.4

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